Exhibit 4.4

AMENDMENT NO. 2 TO SHAREHOLDERS’ AGREEMENT

THIS AMENDMENT NO. 2 TO SHAREHOLDERS’ AGREEMENT (this “Agreement”) is dated for reference as of November 18, 2013 among Aquinox Pharmaceuticals Inc. (the “Canadian Company”), Aquinox Pharmaceuticals (USA) Inc. (the “U.S. Company”) and certain shareholders of the Canadian Company and U.S. Company identified as such on the signature page thereto (the “Shareholders”).

WHEREAS:

A.	The Canadian Company, the U.S. Company and certain shareholders of the Canadian Company and the U.S. Company entered into an Amended & Restated Shareholders’ Agreement made as of March 19, 2013, as previously amended (the “Shareholders’ Agreement”) relating to the establishment of certain rights and obligations in respect of the conduct of the affairs of the Canadian Company and the U.S. Company, the holding and sale of their respective securities, and certain other matters;

B.	The Shareholders’ Agreement may only be amended by an instrument in writing duly executed by the Canadian Company, the U.S. Company and Shareholders holding not less than 60% of the Common Shares (as that term is defined in the Shareholders’ Agreement) that are subject to the Shareholders’ Agreement on a Fully Converted Basis (as that term is defined in the Shareholders’ Agreement);

C.	The undersigned Shareholders hold more than 60% of the Common Shares that are subject to the Shareholders’ Agreement on a Fully Converted Basis; and

D.	The parties wish to amend the Shareholders’ Agreement as set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

1.	Amendment to Section 3.5. The first sentence of Section 3.5 of the Shareholders’ Agreement is hereby amended and restated to read in its entirety as follows:

“A quorum for the transaction of business at any meeting of the Board of a Company shall be a majority of Directors, including, if such Investor Nominee Director is then serving on the Board, each of the VW Director, the JJDC Director and the PVI Director.”

2.	Amendment to Section 3.8(f). Section 3.8(f) of the Shareholders’ Agreement is hereby amended and restated to read in its entirety as follows:

“(f) any of the following matters, provided that such approval of the Board of the U.S. Company with respect to such matters shall include, if such Investor Nominee Director is then serving on the Board, the affirmative vote of the JJDC Director and the PVI Director: (i) incur any material indebtedness or other material liability on behalf of the U.S. Company; (ii) enter into any material contract to which the U.S. Company is a party or otherwise bound; (iii) retain or terminate the services of any employee, independent contractor or other service provider of the U.S. Company; (iv) adopt or terminate any Benefit Plan (as defined in the Series C Subscription Agreement) for the U.S. Company; or (v) initiate any legal action or proceeding on behalf of the U.S. Company; provided, however, that this Section 3.8(f) shall not be deemed to apply to a Change of Control, a public offering of securities of the U.S. Company or any action taken pursuant to, or amendment of, this Agreement (other than this Section 3.8(f)), the Subscription Agreements, the Exchange Agreement, the Support Agreement, the Registration Rights Agreement or the U.S. Company’s Constating Documents.”

3.	Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Any action, suit or proceeding arising out of or relating to this Agreement shall be brought in the courts of the Province of British Columbia, and each of the Parties hereby irrevocably submits to the jurisdiction of such courts.

4.	Effectiveness. This Amendment Agreement shall become effective upon the execution hereof by each of the parties hereto.

5.	Counterparts. This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

AQUINOX PHARMACEUTICALS INC.		AQUINOX PHARMACEUTICALS (USA) INC.

Per:	/s/ David J. Main	Per:	/s/ David J. Main
	(Authorized Signatory)		(Authorized Signatory)

VENTURES WEST 8 LIMITED PARTNERSHIP, by its General Partner, Five Corners Capital Inc.		B.C. ADVANTAGE FUNDS (VCC) LTD.

Per:	/s/ Gary Bridger	Per:	/s/ Frank Holler
	(Authorized Signatory)		(Authorized Signatory)

Per:
(Authorized Signatory)

14159, L.P.		667, L.P.

By:	Baker Bros. Advisors, LLC, management company and investment adviser to 14159, L.P., pursuant to authority granted to it by 14159 Capital, L.P., general partner to 14159, L.P., and not as the general partner	By:	Baker Bros. Advisors, LLC, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:		By:
	Scott Lessing		Scott Lessing
	President		President

BAKER BROS. INVESTMENTS II, L.P.		BAKER BROTHERS LIFE SCIENCES, L.P.

By:	Baker Bros. Advisors, LLC, management company and investment adviser to Baker Bros. Investments II, L.P., pursuant to authority granted to it by Baker Bros. Capital, L.P., general partner to Baker Bros. Investments II, L.P., and not as the general partner	By:	Baker Bros. Advisors, LLC, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner

By:		By:
	Scott Lessing		Scott Lessing
	President		President

JOHNSON & JOHNSON DEVELOPMENT CORPORATION		PFIZER INC.

Per:	/s/ Asish K. Xavier	Per:	/s/ Barbara Dalton
	Asish K. Xavier		(Authorized Signatory)
Vice President, Venture Investments

AUGMENT INVESTMENTS LTD.

Per:
Sergey Notov

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